EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our estimates of the estimated quantities of oil and gas reserves and present value of future net reserves of Quest Resource Corporation and Quest Energy Partners, L.P. as of December 31, 2008, 2007, 2006 and 2005, appearing in PostRock Energy Corporation’s joint proxy statement/prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 on February 8, 2010.
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers
Ft. Worth, Texas
March 4, 2010